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                                    EXHIBIT 11

                    YOUNG BROADCASTING INC. AND SUBSIDIARIES
                     RE COMPUTATION OF  PER SHARE EARNINGS
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                                                                          SIX MONTHS ENDED                 THREE  MONTHS ENDED
                                                                          ----------------                 -------------------
                                                                       JUNE 30,       JUNE 30,            JUNE 30,       JUNE 30,
                                                                        1999            2000                1999           2000
                                                                    ----------------------------       ----------------------------
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SHARES OF COMMON STOCK OUTSTANDING
  FOR THE ENTIRE  PERIOD.......................................      13,810,270      13,493,723          13,631,367      13,504,336

ISSUANCE OF 10,547 AND 22,243 SHARES OF COMMON STOCK
  TO THE COMPANY'S DEFINED CONTRIBUTION  PLAN IN
  1999 AND 2000................................................           6,631          12,351               6,214          16,458

ISSUANCE OF 8,363 AND 6,200 SHARES OF COMMON STOCK
  UPON EXERCISE OF OPTIONS IN 1999 AND 2000....................           3,725           5,246               1,704               -

REPURCHASE OF  290,700 AND 11,000 SHARES OF COMMON
  STOCK UNDER BUYBACK PROGRAM IN 1999 AND 2000.................        (135,847)           (121)            (15,388)           (242)

ISSUANCE OF 3,888,788 SHARES OF COMMON STOCK FOR THE
  KRON and BAYTV ACQUISITION..................................                -         106,835                   -         213,670
                                                                 --------------    ------------       -------------    ------------

WEIGHTED AVERAGE SHARES OF COMMON STOCK
  OUTSTANDING..................................................      13,684,779      13,618,034          13,623,897      13,734,222

DILUTED EFFECT OF 1,921,314 OPTIONS IN 1999 AND
  2,281,403 OPTIONS IN 2000 EXPECTED TO BE EXERCISED
  UNDER THE TREASURY STOCK METHOD USING THE
  WEIGHTED  AVERAGE MARKET PRICE OF  THE COMPANY'S
  SHARES OF COMMON STOCK......................................                -       1,139,939             629,191         887,240
                                                                 --------------    ------------       -------------    ------------
TOTAL DILUTED WEIGHTED AVERAGE SHARES OF
  COMMON STOCK FOR THE PERIOD.................................       13,684,779      14,757,973          14,253,088      14,621,462
                                                                 --------------    ------------       -------------    ------------
NET INCOME (LOSS).............................................      $(5,137,213)    $10,619,493         $ 2,605,683     $   734,366
                                                                 ==============    ============       =============    ============
NET INCOME (LOSS) PER COMMON SHARE
  BASIC

    NET INCOME  (LOSS)........................................      $     (0.38)    $      0.78         $      0.19     $      0.05
                                                                 ==============    ============       =============    ============
  DILUTED

    NET INCOME (LOSS).........................................      $     (0.38)    $      0.72         $      0.18     $      0.05
                                                                 ==============    ============       =============    ============
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